Exhibit 10.4i

                              RELEASE


        This Release (this "Release") is entered into this 22nd day of January, 1998 (the "Execution Date"), by Eugene L. Froelich ("Employee") located at 14152 Valley Vista Boulevard, Sherman Oaks, CA 91423 and delivered to and for the benefit of Maxicare Health Plans, Inc., a Delaware corporation, located at 1149 South Broadway Street, Suite 910, Los Angeles, CA 90015 ("Maxicare").

        WHEREAS, Employee was employed as Executive Vice President - Finance and Administration and Chief Financial Officer of Maxicare pursuant to the terms of that certain Amended and Restated Employment and Indemnification Agreement dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, by and between Maxicare and Employee (the "Employment Agreement");

        WHEREAS, Maxicare terminated Employee's employment "without cause" pursuant to Section 7(e) of the Employment Agreement on December 11, 1997 (the "Termination Date");

        WHEREAS, pursuant to the terms of the Employment Agreement, in the event of a termination pursuant to Section 7(e), Employee is entitled to receive certain severance benefits as set forth in
Section 8 (a)(iv) of the Employment Agreement as follows:

                         "(iv)    If the termination arises under
Section 7(e){"without cause"} or under Section 7(b) for Good Reason, then as soon as practicable, but in no event later than thirty (30) days of the date of such termination, an amount equal to the balance of Executive's then annual Base Salary which would have been paid over the remainder of the term of this Agreement pursuant to Section 4(a) hereof. Additionally, Executive shall (1) receive all compensation and benefits which would have been due Executive under
Section 4(b) hereof over the remainder of the term of this Agreement,
(2) immediately receive all compensation described in Section 8(c) hereof, (3) immediately be vested in all stock options or Restricted Stock not otherwise already vested, and (4) continue to receive all benefits described in Section 5 hereof, for the period between the termination date and March 31, 2001, and the monetary value of any such additional amounts or benefits shall be paid or provided to Executive as and when such amounts or benefits would have been paid to Executive had such termination not occurred."

        The lump sum payments due pursuant to Sections 8(a)(iv) and 8(c) of the Employment Agreement hereinafter collectively referred to as the "Lump Sum Severance Payments";

        WHEREAS, Employee has requested and Maxicare has agreed to pay to Employee in a lump sum along with the Lump Sum Severance Payments certain additional severance payments, benefits and amounts which would or may become due under the Employment Agreement (the "Additional Lump Sum Payment"), which Lump Sum Severance Payments and Additional Lump Sum Payment, except as expressly set forth herein, will be in full satisfaction of all claims that Employee has or may hereinafter acquire in connection with the Employment Agreement and Employee's services rendered on behalf of Maxicare;

        WHEREAS, in connection with the termination of Employee's employment with Maxicare, Employee has agreed to resign as a Director of Maxicare, effective as of the Effective Date, as hereinafter defined, of this Release;

        WHEREAS, Section 8(b) of the Employment Agreement provides that prior to any payment by Maxicare to Employee pursuant to Section 8(a)(iv), Employee shall execute and deliver a release to Maxicare; and

        WHEREAS, this Release in being executed and delivered to Maxicare in satisfaction of the requirements of Section 8(b) of the Employment Agreement.

        NOW, THEREFORE, in consideration of the promises and releases given herein, the parties hereby agree as follows:

        1. Capitalized Terms. Except as expressly defined herein, capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

        2.      Effectiveness of this Release.   This Release shall
be deemed effective and shall be enforceable solely upon the occurrence of both of the following time periods which shall run consecutively: (i) the Release Review Period which shall be deemed to be a period consisting of either: (y) twenty-one (21) days following the date of delivery of this Release to the Employee, which Employee acknowledges to be December 11, 1997 (the "Release Delivery Date") or
(z) such lesser period as the Employee may agree to in writing and
(ii) the Release Revocation Period which shall be deemed to be a period consisting of seven (7) days following the Execution Date of this Release by the Employee. During the Release Revocation Period Employee may
 revoke and rescind this Release at any time by delivering written notice thereof to Maxicare. The Release Revocation Period shall terminate at 12:01 a.m., Los Angeles time on the eighth (8th) day following the commencement date thereof (the "Effective Date").

        3. Payments to Executive and Severance Benefits. Employee acknowledges receipt of payment in full by Maxicare of all salary, wages, vacation pay or other compensation and benefits due, accrued and unpaid through the Termination Date, including reimbursable expenses incurred through and including the Termination Date ("Accrued Termination Date Compensation"), subject to and conditioned upon the occurrence of the Effective Date, Maxicare agrees to provide severance benefits to Employee as set forth in subsections 3(a) through 3(e) below (the "Severance Benefits") as follows:

                (a)      subject to withholding taxes pursuant to
Section 8 below, all Lump Sum Severance Payments, as required by
Section 8(a)(iv) of the Employment Agreement, in the gross aggregate amount of $1,720,500 shall be paid to Employee on the Effective Date;

                (b) subject to Section 8 below, the Additional Lump Sum Payment, in the aggregate amount of $479,500, shall be paid to Employee on the Effective Date ( the Lump Sum Severance Payments and the Additional Lump Sum Payment hereinafter referred to as the "Release Date Payments");

                (c) all 65,000 shares of Restricted Stock shall immediately vest on the Termination Date. Maxicare shall deliver 32,272 of such shares to Employee on the Effective Date (the "Remaining Restricted Shares") and shall repurchase 32,728 shares from the Employee, and pay withholding taxes, in accordance with the terms of the Restricted Stock Grant Agreement between Maxicare and the Employee;

                (d)      all outstanding stock options held by
Employee on the Termination Date shall remain immediately exercisable and shall terminate in accordance with their respective terms; and

                (e) all benefits due or which may become due Employee pursuant to the terms of the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan effective January 1, 1997 ("SERP"), calculated as set forth in Exhibit "A" attached hereto and made a part hereof; and

        Except as otherwise provided above or in Section 9 below, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the





Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or facsimile equipment, secretarial assistance, any Performance Bonus pursuant to Section 4(b) of the Employment Agreement, all benefits and/or rights pursuant to Section 5 of the Employment Agreement and additional Stock Options grants after the Termination Date pursuant to Section 4(c) of the Employment Agreement. Employee further acknowledges and agrees that: (i) pursuant to Section 4(c) of the Employment Agreement, Employee shall not be entitled to receive any additional stock option grants and (ii) Employee has been reimbursed in full by Maxicare for all reimbursable expenses that Executive would be entitled to reimbursement for pursuant to Section 6 of the Employment Agreement or otherwise.

        4.      Release of Maxicare Released Parties.   Subject to
and conditioned upon the occurrence of the Effective Date and Maxicare's payment to Employee of the Release Date Payments, payment of withholding taxes pursuant to Sections 8 and 3(c) above, and the delivery of the Remaining Restricted Shares as set forth in Section 3 above, Employee, on his own behalf and on behalf of his agents, attorneys, representatives, assigns, transferees, predecessors in interest, successors in interest, joint venturers, partners, employees, officers, directors, heirs, legatees, executors, administrators, and servants (all of which for convenience are hereinafter referred to as the "Employee Releasing Parties"), hereby releases and absolutely and forever discharges Maxicare, its agents, attorneys representatives, assigns, transferees, predecessors in interest, successors in interest, affiliates, subsidiaries, joint venturers, partners, and their respective employees, officers, directors, heirs, legatees, executors, administrators, and servants (all of which for convenience are hereinafter referred to as "Maxicare Released Parties"), from, and shall indemnify and hold Maxicare and the Maxicare Released Parties harmless from and against, any and all rights, claims, demands, damages, debts, liabilities, accounts, obligations, reckonings, liens, attorney's fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, based upon statute, common law or otherwise, which Employee and/or any of the Employee Releasing Parties has, own or hold, or at any time heretofore ever had, owned or held, or may hereafter have, own or hold based upon or related to any fact, thing, act, event, happening, inaction or omission occurring or existing at any time up to, including and following the date of this Release (collectively "Claims"), arising out of or in connection with any compensation or benefit of any nature whatsoever which may be due Employee or which may become due Employee as a result of Employee's employment by

 Maxicare or any of the Maxicare Released Parties, and the





termination thereof; including but not limited to: any Accrued Termination Date Compensation, Severance Benefits, other compensation or benefits due to Employee pursuant to Sections 4, 5, 6, 8, 9 and 16(except as set forth in Section 9 below) and 18(f) of the Employment Agreement, including but not limited to all Claims, compensation and/or benefits arising out of or relating to the Employment Agreement or the termination thereof (all of which for convenience are hereinafter referred to as the "Released Matters").

        5. Applicability of California Civil Code Section 1542. Employee Releasing Parties waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of State of California with respect to the Released Matters. Employee Releasing Parties understand that the facts with respect to the releases contained in this Release may hereinafter turn out to be other than or different from the facts in that connection now known or believed by Employee Releasing Parties to be true; and Employee Releasing Parties hereby accepts and assumes the risk of the facts turning out to be different and agrees that this Release shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts.

                Section 1542 of the Civil Code of the State of California reads as follows:

                "A general release does not extend
                to claims which the creditor does
                not know or suspect to exist in
                his favor at the time of executing
                the release, which if known by him
                must have materially affected his
                settlement with the debtor."

        6. Releases Contained Herein Irrevocable; Covenant Not to Sue. Upon the effectiveness of this Release as set forth in
Section 4 above, the Releases contained herein shall become irrevocable with respect to the Maxicare Released Parties as to the Released Matters. Furthermore, the Employee Releasing Parties hereby covenant and agree that they will forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Maxicare Released Parties based on, arising out of, or in connection with any Released Matter. Notwithstanding the foregoing, nothing contained herein shall preclude Employee from exercising Employee's rights subject to Section 14(i) hereof in the event Maxicare breaches any of its obligations hereunder.

        7. Resignation as a Director of Maxicare. Effective upon the Effective Date of this Release, Employee shall resign as a Director of Maxicare and shall deliver to Maxicare an executed letter of resignation, the form of which is attached hereto and made a part hereof as Exhibit "B".

        8. Withholding Taxes. Employee understands and agrees that Maxicare shall be entitled to and shall withhold from any Release Date Payments or other payment required hereby such applicable state and federal withholding or similar taxes as may be required.

        9. Survival of Employment Agreement Provisions. The rights and/or obligations of Maxicare and Employee under Sections 10 (with Employee's termination date pursuant to the last paragraph of Section 10 defined for the purposes hereof as the Termination Date), 11 , 12, 13, 14, 16 (solely with respect to any Affected Payment which is solely attributable amounts payable under this Release with respect to the Lump Sum Severance Payments or the Sale Bonus) and 18(d) the Employment Agreement shall not be affected hereby, which rights and obligations or provisions shall survive in accordance with the terms of the Employment Agreement.

        10. No Representations. The parties hereto represent and acknowledge that in executing this Release they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Release or otherwise, other than those specifically stated in this written Release.

        11.     Federal Age Discrimination in Employment Act.
Employee acknowledges and agrees that:

                (a) this Release constitutes a voluntary waiver of any and all rights and claims Employee has against the Maxicare Released Parties as of the date of the Employee's execution of this Release under the Federal Age Discrimination in Employment Act of 1986, 29 U.S.C. Section 621, et. seq.;

                (b) Employee has waived rights or Claims pursuant to this Release in exchange for the consideration received from Maxicare, including but not limited to Maxicare's payment of the Additional Lump Sum Payment, the value of which exceeds payment or remuneration to which Employee was already entitled;

                (c) Employee has been advised to consult with an attorney concerning this Release prior to executing it;

                (d) Employee was given twenty-one (21) days to consider the terms of this Release; and

                (e) Employee may revoke this Release at any time during the seven (7) days following Employee's execution of this Release and that this Release does not become effective or enforceable until the Release Revocation Period has expired, which will be the Effective Date of this Release.

        12. Release of Future Rights and Benefits. Employee acknowledges and agrees that the Company, at the Employee's request, has agreed to pay to the Employee the Additional Lump Sum Payment as full satisfaction and discharge of Employee's rights and Claims with respect to certain benefits and future contingent compensation under the Employment Agreement, including but not limited to Employee's relinquishment of all rights and future benefits under Section 5 of the Employment Agreement in existing benefit plans and plans which may in the future be established and in future Performance Bonuses under Section 4(b) of the Employment Agreement. Employee is aware that the value of the future benefits being relinquished by such Employee could greatly exceed the Additional Lump Sum Payment and the value of the future Performance Bonuses could in the aggregate exceed $6,000,000. Nothing contained herein, shall require Maxicare to maintain any plan or benefit program for its employees or executives or prohibit Maxicare from establishing any new benefits or plans in the future any rights or interests to which Employee is expressly waiving by the terms hereof. Notwithstanding the foregoing and without the encouragement by or request of the Company, the Employee has elected to forego these rights and benefits and certain other rights in return for the Additional Lump Sum Payment.

        13. Non-Assignment of Released Matters. Employee represents and warrants that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or corporation whomsoever any Claim. In the event that any Claim arising out of or relating to a Released Matter should be made or instituted against any Maxicare Released Parties because of any such purported assignment or transfer, Employee agrees to indemnify and hold harmless such Maxicare Released Partes and to satisfy any such Claim, including reasonable expenses of investigation, attorneys' fees and costs relating thereto.

        14.     Miscellaneous

                (a) Employee acknowledges that this Release affects the settlement of claims which are denied and contested by Maxicare, and that nothing contained herein shall be construed as an admission of liability by or on behalf of Maxicare, by whom liability is expressly denied.

                (b) Employee acknowledges that Maxicare has advised Employee to seek the advice of counsel in connection with Employee's rights with respect to the Employment Agreement, the termination of his employment with Maxicare and this Release. In connection therewith, Employee has been represented by and has consulted with counsel of his own choice throughout the Release Review Period, with respect to the above and the negotiations which preceded Employee's execution of this Release and during the Release Revocation Period.

                (c) This Release shall be binding upon and shall inure to the benefit of (and be enforceable by) Employee and his respective legal heirs in the event of Employee's death or incompetency. All of the covenants and arguments herein contained in favor of the Maxicare Released Parties are for the express benefit of each and all of them.

                (d) This Release is made and entered into in the State of California and shall be interpreted and enforced under and pursuant to the laws of said jurisdiction.

                (e) Wherever in this Release the context may require, the masculine gender shall be deemed to include the feminine and/or neuter, and the singular to include the plural.

                (f) This Release shall be binding upon and inure to the benefit of Maxicare and the Maxicare Released Parties and any successors thereto. This Release shall not be terminated by the voluntary or involuntary dissolution of Maxicare or by any merger, reorganization or other transaction in which Maxicare is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Maxicare in the event of any such merger, or transfer of assets.

                (g) This Release may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

                (h)      Nothing in the Release is intended to
require or shall be construed as requiring Maxicare to do or fail to do any act in violation of applicable law. Maxicare's inability pursuant to court order to perform its obligations under this Release shall not constitute a breach of this Release. If any provision of this Release is invalid or unenforceable, the remainder of this Release shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                (i) The parties hereto agree that any and all disputes hereunder, including but not limited to, any purported breach by Maxicare of its obligations pursuant to Section 3 hereunder or otherwise, shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California. All costs and expenses (including attorneys' fees) incurred by the parties in connection with any dispute arising under this Release, shall be apportioned between the parties by such court based upon such court's determination of the merits of their respective positions.

                (j) Any notice to Maxicare required or permitted hereunder shall be given in writing to Maxicare, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Chief Executive Officer of Maxicare at the address set forth above or to such other addresses as Maxicare may hereinafter notify Employee, with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Employee shall be given in a like manner, and if mailed shall be addressed to Employee at Employee's home address set forth above with a copy to Philip S. Magaram, Esq., Valensi Rose & Magaram PLC, 1800 Avenue of the Stars, Suite 1000, Los Angeles, California 90067. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

                (k)      A waiver by either party of any term or
condition of this Release or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

                (l)      The paragraph and subparagraph headings
contained in this Release are solely for convenience and shall not be considered in its interpretation.

                (m) This Release may be executed in one or more counterparts, each of which shall constitute an original.

                (n) Employee represents and agrees that Employee has carefully read and fully understands all of the provisions of this Release and is voluntarily entering into this Release.

        IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.


                         MAXICARE HEALTH PLANS, INC.
                         a Delaware corporation

By: ________________________      By:__________________________
    Alan D. Bloom, Secretary      Its:_________________________


                                  _____________________________
                                       Eugene L. Froelich

                         EXHIBIT "A" TO RELEASE
                CALCULATION OF EMPLOYEE SERP BENEFITS

        Maxicare is not willing to agree to the payment of Employee's SERP benefits in a lump sum at this time, nor will it commit to do so in the future. The following methodology will be utilized in calculating future benefits payable pursuant to the SERP and in interpreting the terms of the SERP:

                a. From the Termination Date of Employee's employment through the first to occur of either (i) March 31, 2001 or
(ii) the commencement of the payment of monthly retirement benefits to Employee pursuant to his election, Employee will continue to accrue months and years of service under the SERP as though Employee was still employed at Maxicare;

                b. In addition, in calculating any reduction of benefits as a result of Employee's election to receive retirement benefit payments prior to the age of 65 the payments will be reduced in accordance with the SERP by 1/240 for each month prior to reaching age 65 that Employee commences receipt of such monthly benefits;

                c. The average of the last three years of annualized compensation for the purposes of calculating any payments under the SERP will give Employee credit for each of the remaining years under his Employment Agreement through the date he elects to commence receiving the monthly benefits under the SERP as though he
remained employed by Maxicare.    Since Employee has elected to be
bought out on his Performance Bonus, it will be deemed solely for the purposes of this calculation to be $8,333 per month for each of the calendar years 1999 and 2000 and $33,333 per month for the first three months of the calendar year 2001 and zero dollars for each month during 1998 (since no Performance Bonus would have been paid in calendar 1998 for 1997). In determining compensation for the purposes of calculating an early retirement benefit under Section 5.02 of the SERP, the compensation for the 36 months immediately preceding the month in which the first payment under the SERP is made to Employee will be utilized. In determining compensation for the purposes of calculating the normal retirement benefit under Section 5.01 of the SERP, the compensation for the 36 months preceding April 1, 2001 will be utilized. See item f. below;

                d.       Subject to the foregoing, the monthly
benefits under the SERP shall be calculated by Hewitt Associates or such other third party firm which Maxicare utilizes to calculate the benefits of the SERP in accordance with such firm's actuarial practice;

                e. Except as expressly set forth herein, all of the terms and conditions of the SERP and rights and obligations of Maxicare thereunder shall remain in full force and effect; and

                f.       Schedule of monthly compensation from
January, 1995 through March 2001 for the purposes of calculating the retirement benefits payable under the SERP:


        Month   Base Salary       Performance Bonus Total

        1995
        1/95     $27,083          $ 8,333                    $ 35,416
        2/95      27,083            8,333                      35,416
        3/95      27,083            8,333                      35,416
        4/95      27,083            8,333                      35,416
        5/95      27,083            8,333                      35,416
        6/95      27,083            8,333                      35,416
        7/95      27,083            8,333                      35,416
        8/95      27,083            8,333                      35,416
        9/95      27,083            8,333                      35,416
        10/95     27,083            8,333                      35,416
        11/95     27,083            8,333                      35,416
        12/95     27,083            8,333                      35,416

        1996
        1/96      31,170           21,405                      52,575
        2/96      31,170           21,405                      52,575
        3/96      31,170           21,405                      52,575
        4/96      31,170           21,405                      52,575
        5/96      31,170           21,405                      52,575
        6/96      31,170           21,405                      52,575
        7/96      31,170           21,405                      52,575
        8/96      31,170           21,405                      52,575
        9/96      31,170           21,405                      52,575
        10/96     31,170           21,405                      52,575
        11/96     31,170           21,405                      52,575
        12/96     31,170           21,405                      52,575

        1997
        1/97      33,333           12,239                      45,572
        2/97      33,333           12,239                      45,572
        3/97      33,333           12,239                      45,572
        4/97      33,333           12,239                      45,572
        5/97      33,333           12,239                      45,572
        6/97      33,333           12,239                      45,572
        7/97      33,333           12,239                      45,572
        8/97      33,333           12,239                      45,572

        9/97      33,333           12,239                      45,572
        10/97     33,333           12,239                      45,572
        11/97     33,333           12,239                      45,572
        12/97     33,333           12,239                      45,572

        1998
        1/98      33,333            -0-                        33,333
        2/98      33,333            -0-                        33,333
        3/98      33,333            -0-                        33,333
        4/98      33,333            -0-                        33,333
        5/98      33,333            -0-                        33,333
        6/98      33,333            -0-                        33,333
        7/98      33,333            -0-                        33,333
        8/98      33,333            -0-                        33,333
        9/98      33,333            -0-                        33,333
        9/98      33,333            -0-                        33,333
        10/98     33,333            -0-                        33,333
        11/98     33,333            -0-                        33,333
        12/98     33,333            -0-                        33,333

        1999
        1/99      33,333            8,333                      41,666
        2/99      33,333            8,333                      41,666
        3/99      33,333            8,333                      41,666
        4/99      33,333            8,333                      41,666
        5/99      33,333            8,333                      41,666
        6/99      33,333            8,333                      41,666
        7/99      33,333            8,333                      41,666
        8/99      33,333            8,333                      41,666
        9/99      33,333            8,333                      41,666
        10/99     33,333            8,333                      41,666
        11/99     33,333            8,333                      41,666
        12/99     33,333            8,333                      41,666

        2000
        1/99      33,333            8,333                      41,666
        2/99      33,333            8,333                      41,666
        3/99      33,333            8,333                      41,666
        4/99      33,333            8,333                      41,666
        5/99      33,333            8,333                      41,666
        6/99      33,333            8,333                      41,666
        7/99      33,333            8,333                      41,666
        8/99      33,333            8,333                      41,666
        9/99      33,333            8,333                      41,666
        10/99     33,333            8,333                      41,666
        11/99     33,333            8,333                      41,666
        12/99     33,333            8,333                      41,666

        2001
        1/01      33,333            33,333            66,666
        2/01      33,333            33,333            66,666
        3/01      33,333            33,333            66,666

                                  Eugene L. Froelich
                   14152 Valley Vista Boulevard
                  Sherman Oaks, California 91423


                         January 22, 1998




Peter J. Ratican Chairman of the Board and Chief Executive Officer Maxicare Health Plans, Inc. 1149 South Broadway Street, Suite 910 Los Angeles, California 90015

        Re:  Maxicare Health Plans, Inc. (the "Company") -        Res
ignation

Dear Peter:

        This is to confirm that I, Eugene L. Froelich, hereby resign from my position as a Director of the Company (the "Resignation"). Said Resignation shall become effective on the "Effective Date", as such term is defined in that certain Release dated January 22, 1998 between me and the Company

                                           Sincerely,



                                           Eugene L. Froelich